Exhibit 10.58

HD SUPPLY HOLDINGS, INC.

PERFORMANCE AWARD AGREEMENT

This PERFORMANCE AWARD AGREEMENT (this “Agreement”), effective          (the “Grant Date”), is between HD Supply Holdings, Inc., a Delaware corporation (the “Company”), and                    (the “Executive”).  Capitalized terms used herein without definition shall have the meanings set forth in the HD Supply Holdings, Inc. Omnibus Incentive Plan (the “Plan”).

In recognition of the value of Executive’s continued service as a key employee, Company grants to Executive the following Performance Award of Restricted Stock Units of up to the Maximum Performance Award, which may be earned in accordance with the performance vesting and other terms and conditions described below.

Section 1.              Grant of Performance Award. Company hereby evidences and confirms its grant to Executive, effective on the Grant Date, of a Target Performance Award of             Restricted Stock Units (the “Performance Award”). This Agreement is entered into pursuant to, and the Restricted Stock Units granted hereunder is subject to, the terms and conditions of the Plan, which are incorporated herein by reference. If there is any inconsistency between any express provision of this Agreement and any express provision of the Plan, the express provisions of the Plan shall govern.

Section 2.              Performance Vesting. Subject to Sections 3 and 4, the Performance Award will be earned and will vest at the end of the Performance Cycle based on achievement of the following performance targets.

(a)           Cumulative Adjusted Earnings Per Share: Fifty percent (50%) of the Performance Award may be earned and will vest upon achievement of the Cumulative Adjusted Earnings Per Share performance goals for the Performance Cycle, in accordance with the following schedule.

Cumulative Adjusted Earnings Per Share	($)	Percentage of One-Half of Target Performance Award Earned
Below Threshold:	Below $	0%
Threshold:		$50%
Target:		$100%
Maximum:	$ or above	200%

(b)           Cumulative Free Cash Flow. Fifty percent (50%) of the Performance Award may be earned upon achievement of the Cumulative Free Cash Flow performance goals for the Performance Cycle, in accordance with the following schedule.

Cumulative Free Cash Flow	($)	Percentage of One-Half of Target Performance Award Earned
Below Threshold:	Below $	0%
Threshold:		$50%
Target:		$100%
Maximum:	$ or above	200%

(c)           Vesting. The Committee will certify Cumulative Adjusted Earnings Per Share and Cumulative Free Cash Flow and vest any earned Restricted Stock Units as soon as administratively practical following the end of the Performance Cycle. The percentage of the Performance Award earned between Threshold and Target and Target and Maximum is based on interpolation.

(d)           Delivery of Shares.  Any outstanding Restricted Stock Units will be settled at the end of the Performance Cycle by delivery to Executive of an equivalent number of whole Shares of Company’s Common Stock that are earned and vested in accordance with Section 2(a) and Section 2(b). Earned Shares will be delivered to Executive as soon as administratively practicable after the end of the Performance Cycle, but in no event later than two and one-half months after the later of (i) the calendar year in which such Restricted Stock Units vest and (ii) Company’s fiscal year in which such Restricted Stock Units vest.  Company may deliver earned Shares in certificated form through electronic delivery or by using a book entry account with Company’s transfer agent. Upon delivery of earned Shares, Executive’s rights in respect of such Restricted Stock Units shall be extinguished. In the event that any fractional Restricted Stock Unit becomes earned and vested, such fractional Restricted Stock Unit shall be forfeited and cancelled; no fractional Shares shall be issued.

(e)           Adjustment for Dividends.  In the event that Company pays a cash dividend on Shares of Common Stock following the Grant Date and prior to the delivery of earned Shares in accordance with Section 2(d), the number of Target Performance Award will be increased by the number of Restricted Stock Units determined by dividing (x) the aggregate amount of the dividend that would be payable if each Target Restricted Stock Unit (as previously adjusted in accordance with this section 2(e)) were a Share of Common Stock issued and outstanding and entitled to dividends on the dividend payment date, by (y) the closing stock price of the Common Stock on the dividend payment date.  Such additional Restricted Stock Units shall become earned and vested in accordance with Section 2(a), shall be subject to forfeiture in accordance with Section 3 and 4, and shall otherwise be subject to the terms and conditions of this Agreement.

(f)            Other Adjustments. The Committee may make such adjustments to the Performance Awards as contemplated by Article IX of the Plan, as the Committee deems appropriate.

(g)           Withholding. The award, vesting, or lapse of restrictions with respect to the Performance Award and/or delivery of earned Shares may give rise to “wages” subject to federal, state or local tax withholding. No later than the date applicable wage income in connection with the award, vesting or lapse restrictions or delivery of Shares with respect to the Performance Award is first includable in Executive’s gross income for federal income tax purposes, full payment in United States dollars in cash, or cash equivalents satisfactory to the Committee, shall be made to Company through a nondiscretionary broker-assisted sale procedure (sell-to-cover) in which that number of Shares sufficient to satisfy any withholding tax or other similar taxes, charges or fees associated with the award, vesting or lapse restrictions with respect to the Performance Award, are sold on the open market and the proceeds remitted to Company. Notwithstanding the foregoing, effective at such time as the Committee approves a Share withholding procedure established with the third-party stock plan administrator, payment of withholding tax obligations shall be satisfied through a nondiscretionary net settlement in which the third-party stock plan administrator withholds that number of earned Shares sufficient to satisfy the withholding tax obligations and surrenders said Shares to Company. In no event shall the Fair Market Value of the Shares withheld to satisfy applicable withholding taxes exceed the maximum amount of taxes required to be withheld. In the event that the Company is obligated to withhold any amounts prior to the date on which withholding may be effected through the sale or withholding of Shares or if Company (or in the case of an Executive Officer, the Committee) determines that the sale or withholding of Shares to satisfy withholding tax or similar taxes, charges or fees would violate applicable law or Company policy, and with approval of the Committee, Executive shall pay to Company in cash, or such other payment method permitted by the Plan that would not violate applicable law or Company policy, the required withholding taxes or other similar taxes, charges or fees associated with award, vesting or lapse of restrictions with respect to the Restricted Stock Units. The Committee may require Executive to furnish or execute such other documents as the Committee shall reasonably deem necessary to comply with or satisfy the requirements of the Securities Act, applicable state or non-U.S. securities laws or any other law.

Section 3.              Employment Termination. Except as provided in Section 4, if Executive’s employment with Company and its Subsidiaries terminates for any reason before the end of the Performance Cycle, the Performance Award will be forfeited and cancelled on the date of such termination.

Section 4.              Death, Disability or Retirement. If Executive’s employment with Company and its Subsidiaries terminates during the Performance Cycle due to death, Disability or Retirement, Executive will be entitled to a prorated portion of the Performance Award earned in accordance with Section 2, determined at the end of the Performance Cycle and based on the ratio of the number of days Executive is employed during the Performance Cycle to the total number of days in the Performance Cycle. Delivery of any earned Shares will be made to Executive (or Executive’s estate) in accordance with Section 2(d). Notwithstanding the foregoing, the Performance Award will be forfeited on the earlier of (a) the date of Executive’s discharge for Cause during the Performance Cycle, or (b) if Executive breaches Section 8, as of the date of such violation.

Section 5.              Change in Control. In the event of a Change in Control, the treatment of any unvested portion of the Performance Award shall be governed by Article XIV of the Plan.

Section 6.              Transferability. The Performance Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise. Any attempted transfer of the Performance Award prohibited by this Section 6 will be null and void.

Section 7.              Securities Law Compliance. Notwithstanding any other provision of this Agreement, Executive may not sell the Shares acquired upon vesting of the Performance Award unless such Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act.  The sale of such Shares must also comply with other applicable laws and regulations governing the Common Stock, and Executive may not sell the Shares if Company determines that such sale would not be in material compliance with such laws and regulations.

Section 8.              Non-Competition/Non-Solicitation; Confidential Information. In consideration of the grant of the Performance Award, Executive agrees to the restrictive covenants set forth in this Section 8.

(a)           Non-Competition/Non-Solicitation.  In consideration of the receipt of the Performance Award granted pursuant to this Agreement, the receipt and sufficiency of which Executive hereby acknowledges, Executive agrees that while he or she is employed by Company or any of its Subsidiaries (collectively, the “Company Group”) and for a period of one (1) year after the effective date of termination of his or her employment with Company Group for any reason, he or she will not:

(i)            Either directly or indirectly, engage in any business or enterprise (whether as owner, partner, officer, director, employee, independent contractor, consultant, investor, lender or otherwise, except as the holder of not more than one percent (1%) of the outstanding stock of a publicly-held company) that competes anywhere in any geographic area where Company does business, including but not limited to the United States and Canada and their respective states, territories or provinces (collectively, the “Territory”) with the business of Company Group as then engaged in or any prospective business which Company is actively developing or implementing by any member of Company Group or any of their respective Affiliates;

(ii)           Either alone or in association with others, directly or indirectly, (x) solicit, or permit any organization directly or indirectly controlled by Executive to solicit, any employee of Company Group to leave the employ of Company Group, or (y) solicit for employment or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive to solicit for employment or engage as an independent contractor, any person who was employed by Company Group at any time during the term of Executive’s employment with Company Group and whose employment with Company Group has been terminated for a period less than six months; or

(iii)          Either alone or in association with others, directly or indirectly, solicit or otherwise attempt to establish for himself or herself or any other person, firm or entity, anywhere in the Territory any business relationship of a nature that is competitive with the business or relationship of any member of Company Group with any person, firm or corporation which was a customer, client, vendor, supplier or distributor (or an actively sought prospective customer, client, vendor, supplier or distributor) of any member of Company Group and with whom Executive had direct or indirect contact or knowledge, either personally or as a result of Executive’s supervision of any Company Group employee, or encourage, induce, attempt to induce, solicit or attempt to solicit any such person or entity to terminate his or her relationship with Company.  For purposes of this Section 5(a)(iii), Company Group’s business or relationship with a customer, client, vendor, supplier or distributor (or actively sought prospective business or relationship) shall have existed: (x) at any time during Executive’s period of employment with Company Group (in the case of any activity during such period of employment); or (y) during the twelve-month period preceding the effective date of Executive’s termination of employment with Company Group (in the case of any activity after such termination of employment).

(b)           Confidential Information.  The Executive agrees not to disclose any confidential or proprietary information, trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to any member of Company Group or any of their respective Affiliates, including, without limitation, any such information or materials that any member of Company Group or any of their respective Affiliates receives belonging to suppliers, customers or others who do business with any member of Company Group or any of their respective Affiliates (collectively, “Confidential Information”), to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive’s breach of this Section 8). Nothing in this Agreement is intended to prohibit Executive from reporting possible violations of federal law to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal law. Executive does not need Company’s prior authorization to make any such reports or disclosures and is not required to notify Company that such reports or disclosures have been made. Executive acknowledges that Company has informed Executive, in accordance with 18 U.S.C. § 1833(b), that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)           Reasonable Protection.  Company and Executive agree that, during the period of Executive’s employment with Company Group, (i) Executive will have a prominent role in the management of the business, and the development of the goodwill, of Company Group, and will obtain Confidential Information that could be used to compete unfairly against members of Company Group and their respective Affiliates and (ii) the covenants and restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of Company Group and Executive considers them to be reasonable for such purpose.

(d)           Injunctive Relief.  The Executive agrees that any breach of the covenants contained in this Section 8 is likely to cause Company Group substantial and irrevocable damage which is difficult to measure and, in the event of any such breach or threatened breach, that Company, in addition to such other remedies which may be available, shall have the right to (i) effect the forfeiture of any unvested Shares of Restricted Stock Units held by Executive and/or (ii) obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 78 and hereby waives the adequacy of a remedy at law as a defense to such relief.

(e)           Blue Pencil.  The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Section 78 is void or constitutes an unreasonable restriction against Executive, the provisions of this Section 8 shall not be rendered void but shall apply to such extent as such court may determine constitutes a reasonable restriction under the circumstances.

(f)            The provisions of this Section 8 shall survive in accordance with its terms the vesting or termination of the Performance Award.

Section 9.              Miscellaneous.

(a)           Acknowledgement and Acceptance. Within thirty (30) days of the Grant Date, Executive must accept the terms and conditions of this Performance Award grant, as outlined in the Plan and this Agreement, by executing and delivering a signed copy of this Agreement to Company or by electronic acceptance pursuant to the online acceptance procedure established by Company. Otherwise, Company may, at its discretion, rescind the Agreement in its entirety and forfeit and cancel the Performance Award granted hereunder.

(b)           No Guarantee of Employment.  Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of Company to terminate Executive’s employment at any time, or confer upon any Executive any right to continue in the employ or retention of Company.

(c)           No Rights as Stockholder; No Voting Rights. Executive shall have no rights as a stockholder of Company with respect to any Shares covered by the Performance Award prior to the issuance of such Shares.

(d)           Rights Unsecured. Executive shall have only Company’s unfunded, unsecured promise to pay pursuant to the Performance Award terms. Executive’s rights shall be that of an unsecured general creditor of the Company, and Executive shall not have any security interest in any Company assets.

(e)           Interpretation.  The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Agreement. Any determination or interpretation by the Committee under or pursuant to the Plan or this Agreement shall be final and binding and conclusive on all persons affected hereby.

(f)            Clawback. The Performance Award granted hereunder and Shares delivered in accordance with Section 2(d) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial, violation of the noncompetition, nonsolicitation or and confidentiality provisions of this Agreement, or other misconduct) as may be adopted by the Committee or the Board from time to time, and is otherwise subject to forfeiture or disgorgement of profits as provided by law or by the Plan.

(g)           Consent to Electronic Delivery.  By entering into this Agreement and accepting the Performance Award evidenced hereby, Executive hereby consents to the delivery of information (including, without limitation, information required to be delivered to Executive pursuant to applicable securities laws) regarding Company, the Plan, this Agreement and the Performance Award via Company web site or other electronic delivery.

(h)           Tax Matters. To the extent applicable, this Agreement shall be construed and interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with or be exempt from Section 409A. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for Section 409A purposes, including for purposes of applying the exclusion from Section 409A for certain short-term deferral amounts. It is intended that amounts payable pursuant to this Agreement shall be excluded from the requirements of Section 409A as short-term deferral amounts to the maximum possible extent. To the extent a payment is not a short-term deferral, payment may not be accelerated. Company, however, makes no representations or warranties as to whether the terms of this Agreement complies with or is exempt from Section 409A and Executive acknowledges and agrees that Executive is responsible for all taxes imposed on Executive as a result of this Agreement, including any taxes imposed under Section 409A.

(i)            Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. No provision of this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(j)            Amendment.  This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by Executive and Company.

(k)           Governing Law and Venue.  To the extent not preempted by federal law, this Agreement and the Performance Award shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.  Any and all claims and disputes of any kind whatsoever arising out of or relating to this Agreement or the Performance Award shall only be brought in the Delaware Chancery Court.  Executive hereby waives any objection which Executive may now have or may hereafter have to the foregoing choice of venue and further irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court in any such claim or dispute.  In the event that the Delaware Chancery Court determines that it cannot or will not exercise subject matter jurisdiction over such dispute, then the Superior Court of Cobb County, State of Georgia, shall have exclusive jurisdiction and venue over any such claim or dispute.

(l)            Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by applicable law, any right he, she or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement, the Performance Award, or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it and the other party hereto have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 9(l).

(m)          Limitations of Actions. Executive may file a written claim with the Committee if Executive believes he or she is being denied any benefit or right under this Agreement or with respect to the Performance Award. Any claim must be delivered to the Committee within forty-five (45) calendar days of the later of the date of vesting of the Performance Award or the specific event giving rise to the claim. The Committee will notify Executive of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within one hundred twenty (120) calendar days of the date the written claim is delivered to the Committee shall be deemed denied.  The Committee’s decision is final and conclusive and binding on all Executive and other persons. No lawsuit relating to the Agreement may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed, in accordance with the venue provisions of Section 9(k), within one year of such denial or deemed denial or be forever barred.

(n)           Section and Other Headings, etc.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(o)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Section 10.            Definitions.

(a)           “Cumulative Adjusted Earnings Per Share” means the sum of the adjusted net income per diluted weighted-average common shares outstanding for each fiscal year during the Performance Cycle.  Adjusted net income is defined as net income (loss) less Income from discontinued operations, net of tax, further adjusted for loss on extinguishment of debt and certain non-cash, non-recurring, non-operational, or unusual items, net of tax.

(b)           “Cumulative Free Cash Flow” means the cumulative net cash provided by (used in) operating activities, reduced by capital expenditures for the Performance Cycle, as such terms are defined by U.S. GAAP.

(c)           “Performance Cycle” means Company’s three (3) consecutive fiscal years commencing with the 2018 fiscal year beginning January 29, 2018 through the end of the 2020 fiscal year on January 31, 2021.

(d)           “Target Performance Award” means that target number of Restricted Stock Units awarded to Executive pursuant to Section 1 of this Agreement and which may be earned in accordance with Section 2.

(e)           “Maximum Performance Award” means that maximum number of Restricted Stock Units awarded to Executive pursuant to Section 1 of this Agreement and which may be earned in accordance with Section 2, representing 200% of the Target Performance Award.

(f)            “Retirement” means voluntary termination of employment with Company and its Subsidiaries on or after Executive’s attainment of age sixty-two (62) and having completed at least five (5) years of continuous service with Company and its Subsidiaries.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date indicated below.

HD SUPPLY HOLDINGS, INC.

By:	/s/ Anna Stevens
Anna Stevens
Vice President, Chief People Officer

Date Signed:

EXECUTIVE

[by electronic acceptance]

Name:

Date Signed: